Exhibit 99.1


                     SAFE TECHNOLOGIES CLOSES "AAAA" MERGER

PALM BEACH, Fla., July 12, 2002 /PRNewswire/ -- Safe Technologies International, Inc. (OTC Bulletin Board: SFAD - news) issued a statement today.

Michael J Posner, President, announced that the Merger Closing of All American Acquisitions Associations, Inc. (AAAA), a Florida corporation with Connect.ad of South Florida, Inc., previously, a wholly owned subsidiary of SFAD, has occurred, and Articles of Merger have been filed with the State of Florida. On July 2, 2002, subsequent to the merger closing, Warren Gilbert, Financial Advisor of New Amsterdam Investment Trust and major shareholder and President of Connect.ad of South Florida, Inc., filed a Certificate of Amendment to the Articles of Incorporation, wherein changing the name of the corporation to "Agenesis Corporation, Inc."

Agenesis Corporation, Inc., shareholders received 460,000,000 common shares, as consideration in connection with the Merger, representing a 92% ownership interest in the merged company. SFAD retained 40,000,000 shares, representing an 8% ownership interest in the merged company. Agenesis Corporation, Inc. is currently in process of preparing a registration statement and related filings in order to establish a public trading market for Agenesis Corporation, Inc., common stock. SFAD has agreed to allocate and distribute 20,000,000 shares of Agenesis Corporation, Inc. common stock to its SFAD shareholders on a pro rata basis.

As part of the terms of the Merger Agreement, SFAD received a Referral Fee of $100,000 US, in consideration of referral of its Subsidiary for merger, payable 90 days after a trading market first exists for Agenesis stock, and is personally guaranteed by Warren Gilbert, President of Agenesis.

Mr. Posner continued, "the Agenesis deal is the second merger agreement that Management has successfully effectuated this year. This merger plus the merger with Pro Con Systems, Inc. is intended to bring added value, revenues, and assets to SFAD's Balance Sheet, during the period that SFAD retains 8% equity position in each company. It is believed that these financials will start to become evident with this year's Second Quarter 10Q filing.

At such time that one or both of these companies' were to spin-off, SFAD shareholders would receive pro rata common shares in these additional public companies, over and above their existing SFAD equity shares' position. Additionally, at the time of each event, SFAD corporate retains comfortable equity positions in both of these new publicly trading companies which will serve to capitalize the Company for a number of years forward, by providing ongoing revenue/income through selling Pro Con Systems, Inc. and Agenesis Corporation, Inc. stock, as required."

In conclusion, Mr. Posner said, "Even in these difficult times, SFAD is on the move. Currently, Management is in the process of negotiating two additional exciting business opportunities. We want our shareholders to know that we are committed to the goal of building increased shareholder value for SFAD shareholders."

FORWARD LOOKING STATEMENTS: This news release may contain forward looking statements pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, as amended, that may involve risks and uncertainties. These and other risks are described from time to time in the SEC reports filed by Safe Technologies International, Inc.

SOURCE: Safe Technologies International, Inc.
CONTACT: investor.relations@safetechnologies.com
TEL: 561-832-2700
HTTP://www.safetechnologies.com